FOR IMMEDIATE RELEASE

CONTACT:	Christi Cowdin
Director, Corporate Communications & Investor Relations
(248) 593-8810
ccowdin@horizonglobal.com

Horizon Global Board of Directors Appoints Carl Bizon, Current President of Horizon Global Americas, Interim President and Chief Executive Officer

Troy, Michigan, Tuesday, May 8, 2018 - The Board of Directors of Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today announced that it appointed Carl Bizon to serve as Interim President and Chief Executive Officer, effective immediately, to build on Horizon Global’s solid foundation and increase profitability for long-term sustainable growth. The appointment follows the Board’s acceptance of Mark Zeffiro’s resignation from his executive positions and as a director. The Board will immediately begin a search to identify a permanent Chief Executive Officer with the assistance of a leading executive recruiting firm.
Related to this announcement, Horizon Global has adjourned its 2018 Annual Meeting of Stockholders previously scheduled for Tuesday, May 8, 2018. The adjourned Annual Meeting will reconvene at the Hilton Garden Inn, 200 Wilshire Drive, Room 1, Troy, Michigan 48084, on Tuesday, May 15, 2018, at 8:00 a.m. Eastern Time.

Denise Ilitch, Chair of the Board of Directors, stated, “Horizon Global is an industry leader, providing towing and trailering solutions to some of the world’s best-known automotive manufacturers, distributors and retailers. The Board concluded that this is the right time to bring in a leader who can rapidly advance the Company’s progress, building on our established strengths and intensifying the organization’s focus on execution of our Targeted Action Plan now underway across the Company.

“Carl has extensive knowledge of our products, customers and suppliers, as well as the overall industry. His experience running each of our three divisions, coupled with a long track record of achievement in manufacturing and operations, make him an excellent fit to lead Horizon Global during this period. Under his leadership, we are confident that the Company will continue to make progress, improving efficiency and productivity and reinforcing the broad appeal of our successful brands in key geographies worldwide, to drive improved profitability and increased value for our shareholders.”

Ilitch concluded, “We thank Mark for his many contributions to Horizon Global over the past several years. We wish him well in his future endeavors.”

In a related move, James Tindell will become Interim President of the Americas, in addition to his role as Divisional Finance Officer. Tindell has worked closely with Carl Bizon to develop and implement the restructuring of the Company’s North American operations. Tindell has over 15 years of experience with large, multi-national companies such as Black & Decker, Newell Brands, PPG Industries, and Principal Financial Group and has held management roles within commercial finance, treasury, financial planning and analysis, and operations finance.

Bizon joined Horizon Global in January 2018 as President of Horizon Americas. Prior to Horizon Global’s spin-off from its former parent company, TriMas Corporation, Bizon led its international businesses from 2008 to 2015, including both Europe-Africa and Asia-Pacific. Before re-joining the Company, Bizon served as Chief Executive Officer at Jayco Corporation, Australia’s largest manufacturer of camper trailers, caravans and motorhomes. Prior to TriMas, he developed a strong knowledge and skill set in the areas of sales, manufacturing, customer management, product development, IT and large-scale project management at companies such as GWA International, Stramit Industries and Tubemakers. Bizon brings extensive experience in the manufacturing sector and expertise in operations.
About Horizon Global
Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Australia and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.

Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Hayman Reese, Reese, ROLA, Tekonsha, and Westfalia. Horizon Global has approximately 4,300 employees in 58 facilities across 21 countries.

For more information, please visit www.horizonglobal.com.
Safe Harbor Statement
This release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as "may," "could," "should," "estimate," "project," "forecast," "intend," "expect," "anticipate," "believe," "target," "plan" or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the spin-off from TriMas Corporation; risks inherent in the achievement of cost synergies and the timing thereof in connection with the Westfalia acquisition, including whether the acquisition will be accretive; the Company's ability to promptly and effectively integrate Westfalia; the performance and costs of integration of Westfalia; the Company's ability to successfully complete the acquisition of the Brink Group; the Company's ability to successfully implement its targeted action plan, including realizing the expected cost savings within the anticipated time frame or at all; the timing and amount of repurchases of the Company’s common stock, if any; and other risks that are discussed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.